FIFTH PURCHASE AGREEMENT AMENDMENT
This Fifth Purchase Agreement Amendment (this “Amendment”) dated as of October 14, 2019, is entered into by and between Tonogold Resources, Inc., a Delaware corporation (“Buyer”), and Comstock Mining Inc., a Nevada corporation (“Seller”).
WHEREAS, Seller and Buyer entered into that certain Membership Interest Purchase Agreement, dated as of January 24, 2019, as amended by the Purchase Agreement Amendment dated April 30, 2019, as amended by the Second Purchase Agreement Amendment dated May 22, 2019, as amended by the Third Purchase Agreement Amendment dated June 21, 2019, as amended by the Fourth Purchase Agreement Amendment dated August 15, 2019 and restated September 17, 2019 (the “Purchase Agreement”); and
WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
NOW, THEREFORE in consideration of the mutual covenants and agreements herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:
1.Amendment to Section 1.2(a). Section 1.2(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(a) In consideration of the sale of the Membership Interests and the agreements of Seller herein, Buyer shall pay Seller a total purchase price of $15,000,000 (the “Purchase Price”) of which:

(i) Buyer has made non-refundable cash deposits of $3,925,000 toward the Purchase Price prior to October 15, 2019, and Buyer has made a non-refundable deposit of $3,500,000 in the form of Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock (“CP Shares”) of Buyer that was previously delivered to Seller; and

(ii) Buyer will make a payment for the invoiced September amount of $171,607.26, on or before the October 18, 2019; and

(iii) Buyer will make a payment of $3,625,000 on or before the Closing Date; and

(iv) the remainder of the Purchase Price, $3,950,000, will be deferred (the “Loan”) with terms and minimum payments as indicated in Section 1.2(c).

(v) In addition to the amounts indicated above, all cash received by Seller from Buyer shall be applied first toward the reimbursement of outstanding invoices prior to any application toward the minimum payments on the Loan. Without limiting the generality of the preceding sentence, if the Closing does not occur prior to November 1, 2019, all amounts invoiced by the Seller to the Buyer for October shall be immediately due and applied in the same manner described in the preceding sentence.

2.Amendment to Section 4.9(a)(ii). Section 4.9(a)(ii) of the Purchase Agreement is hereby amended to include the following:
“(ii) at any time after October 15, 2019 (the “Termination Date”); provided, that Seller has agreed to extend the Termination Date to October 31, 2019, if Buyer delivers an extension fee of $250,000 in CP Shares on or before October 25th 2019 and non-refundable cash deposits of at least $300,000 applicable to the Purchase Price on or prior to October 18, 2019; and provided further that Buyer may further extend the Termination Date to November 10, 2019, if Buyer delivers an irrevocable notice prior to October 31st 2019 of its election to extend in which case it must deliver an extension fee of $500,000 in CP Shares on or before November 10th 2019 and non-refundable cash deposits of at least $1,000,000 applicable to the Purchase Price on or prior to October 25, 2019.”
3.Pre-Closing Capital Raise Proceeds; Accounting. Buyer and Seller hereby agree that Buyer shall pay the cash required to make the $3.625 million (less any amounts paid in non-refundable deposits applicable to the Purchase Price under paragraph 2 above), due on or before Closing per Section 1.2 (a)(iii) of the Purchase Agreement from the proceeds of equity raises, royalty sales and/or other third party funding agreements, whether in one transaction or a series of transactions (collectively, a “Pre-Closing Capital Raise”). Buyer hereby agrees to provide Seller with a weekly accounting of all proceeds of Pre-Closing Capital Raises since August 15, 2019, starting on October 14, 2019 and each Monday thereafter. Buyer covenants and agrees that if Buyer receives any proceeds from any Pre-Closing Capital Raise, then Buyer shall cause 100% of such proceeds to be immediately paid to Seller and used first to pay any expense reimbursement obligations, and then the $3.625 million deposit contemplated by the Purchase Agreement. Once all such payments have been made, Buyer will comply with the requirements of Section 1.2(c)(v) of the Purchase Agreement, which provides that if the proceeds from any Capital Raise exceed $6.5 million, then Buyer shall immediately pay 50% of the excess amount to prepay the Loan, until the Loan is paid in full.

4.Supersedence of Amendments Related to Deposits. All provisions related to purchase price deposits set forth in each amendment to the Purchase Agreement are hereby superseded by the provisions of Section 1.2(a) of the Purchase Agreement, as amended hereby.

5.Expense Reimbursement Obligations. Buyer hereby agrees to pay in full all existing unpaid invoices under the Option Agreement and the Purchase Agreement issued on or prior to October 3, 2019, it being agreed and understood that Buyer shall wire funds received by Buyer from any source to Seller within 24 hours of receipt.

6.Remedies Upon Default of this Amendment. If Buyer fails to comply with its obligations under this Amendment or fails to make any payment required to be made under this Amendment and fails to remedy such violation within thirty (30) days following notice from

Seller, then such failure shall constitute a default by Buyer under this Amendment and, if and so long as such default shall continue uncured or unremedied, Seller shall have and be entitled to exercise, in its sole discretion, exercise any of the remedies available to a secured lender under Nevada law and any of the remedies set forth below. In case of any such default, the Seller shall have the right to treat such amounts as debt pursuant to promissory note (the “Deemed Promissory Note”) with a principal amount equal to the sum of the amounts unpaid, bearing interest rate of twelve percent (12%) per annum, compounding on a monthly basis until paid in full. The Deemed Promissory Note shall be secured by a deed of trust and/or other security interest in the Lucerne Properties, the Membership Interests and all rights of the Company. In addition, the Seller shall have a right to terminate any of the Transaction Documents (other than the Mining Lease).

7.No Novation. Except as amended hereby, all of the terms and conditions of the Option Agreement and the Purchase Agreement shall remain in full force and effect. Except as otherwise provided herein, Buyer and Seller acknowledge and agree that this Amendment is not intended to constitute, nor does it constitute, a novation, interruption, suspension of continuity, satisfaction, discharge or termination of the obligations or liabilities under the Option Agreement or the Purchase Agreement.

8.Further Assurances. Each of Buyer and Seller shall, upon request from the other Party, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Amendment and the documents to be delivered hereunder.

9.Due Execution. The execution, delivery and performance by Buyer and Seller of this Amendment has been duly authorized by all necessary action on the part of Buyer and Seller. This Amendment has been duly executed and delivered by Buyer and Seller.

10.Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada.

11.Venue. Each Party irrevocably submits to the exclusive jurisdiction of federal courts in the State of Nevada, for the purposes of any dispute or action arising out of this Amendment. Process in any action referred to in this Section 11 may be served on any Party anywhere in the world by national courier delivery sent to the address of such served Party set forth on the signature page of this Amendment. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action arising out of this Amendment in U.S. federal courts sitting in the State of Nevada, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON

CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

12.Beneficiaries. This Amendment is intended for the benefit of the Parties and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13.Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective against an executing Party when a counterpart has been signed and delivered by such Party to another Party. This Amendment and any amendments hereto, to the extent signed and delivered by means of portable document format (“PDF”) or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party or to any such contract, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party or to any such contract shall raise the use of PDF or a facsimile machine to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of PDF or a facsimile machine as a defense to the formation of a contract and each Party forever waives any such defense.
[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

TONOGOLD RESOURCES, INC.

By:	/s/ Mark Ashley
Name:	Mark Ashley
Title:	Chief Executive Officer
Address: 5666 La Jolla Boulevard, #315, La Jolla, CA 92037

COMSTOCK MINING INC.

By:	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Executive Chairman and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440

COMSTOCK MINING LLC, by its manager Comstock Mining Inc.

By:	/s/ Corrado De Gasperis
Name:	Corrado De Gasperis
Title:	Executive Chairman and CEO
Address: 1200 American Flat Road, Virginia City, NV 89440